                                                                    EXHIBIT 12.3

                                 PSEG POWER LLC
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                   For the Six
                                                   Months Ended            For the Years Ended
                                                  ------------------------------------------------------
                                                    June 30,                   December 31,
                                                  ------------------------------------------------------
                                                   2006    2005    2005    2004    2003    2002    2001
                                                  ------------------------------------------------------
                                                                  (Millions, except ratios)
Earnings as Defined in Regulation S-K (A):

Pre-tax Income from Continuing Operations         $ 324   $ 295   $ 705   $ 551   $ 815   $ 781   $ 644
Fixed Charges                                       115     109     228     225     219     219     213
Capitalized Interest                                (26)    (51)    (89)   (107)   (106)    (93)    (62)
Preferred Stock Dividend Requirements                --      --      --      --      --      --      --
                                                  ------------------------------------------------------

Total Earnings                                    $ 413   $ 353   $ 844   $ 669   $ 928   $ 907   $ 795
                                                  ======================================================

Fixed Charges as Defined in Regulation S-K (B)

Interest Expense                                  $ 115   $ 108   $ 226   $ 224   $ 217   $ 217   $ 206
Preferred Securities Dividend Requirements
of Subsidiaries                                      --      --      --      --      --      --      --
Interest Factor in Rentals                           --       1       2       1       2       2       7
                                                  ------------------------------------------------------

Total Fixed Charges                               $ 115   $ 109   $ 228   $ 225   $ 219   $ 219   $ 213
                                                  ======================================================

Ratio of Earnings to Fixed Charges                 3.59    3.24    3.70    2.97    4.24    4.14    3.73
                                                  ======================================================

(A) The term "earnings" shall be defined as pre-tax Income from Continuing Operations. Add to pre-tax income the amount of fixed charges adjusted to exclude the amount of any interest capitalized during the period.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense and (c) an estimate of interest implicit in rentals.